Investor Contact:	David Morimoto	Media Contact:	Wayne Kirihara
	SVP & Treasurer		SVP - Corporate Communications
	(808) 544-3627		(808) 544-3687
	david.morimoto@centralpacificbank.com		wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS $9.0 MILLION
FOURTH QUARTER EARNINGS

HONOLULU, HI, January 30, 2014 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank (the “Bank”), today reported net income for the fourth quarter of 2013 of $9.0 million, or $0.21 per diluted share, compared to net income in the fourth quarter of 2012 of $12.4 million, or $0.29 per diluted share, and net income in the third quarter of 2013 of $10.2 million, or $0.24 per diluted share. For the year ended December 31, 2013, the Company’s net income was $170.8 million, or $4.04 per diluted share, compared to net income of $47.4 million, or $1.13 per diluted share in the previous year. Net income for the year ended December 31, 2013 included a non-cash income tax benefit of $119.8 million in the first quarter of 2013 related to the reversal of a significant portion of a valuation allowance established against the Company’s net deferred tax assets during the third quarter of 2009.  Excluding this income tax benefit, net income for the year ended December 31, 2013 was $51.0 million, or $1.21 per diluted share.

“We remain on track with our business plan and are pleased to report another solid earnings performance for the quarter,” said John C. Dean, President and Chief Executive Officer. “We are encouraged by the improving market conditions in Hawaii, which contributed to our strong loan growth and improved net interest margin.”

The Company’s Board of Directors declared a quarterly cash dividend of $0.08 per share on the Company’s outstanding common shares. The dividend will be payable on or about March 17, 2014 to shareholders of record at the close of business on February 28, 2014. This represents the third consecutive quarterly cash dividend.

Significant Highlights and Fourth Quarter Results

▪	Reported twelfth consecutive profitable quarter since the Company’s recapitalization, with net income of $9.0 million, compared to net income in the third quarter of 2013 of $10.2 million.

▪	Increased the loans and leases portfolio by $146.3 million to $2.63 billion at December 31, 2013, compared to $2.48 billion at September 30, 2013.

▪	Improved our net interest margin from 3.19% in the third quarter of 2013 to 3.29% in the fourth quarter of 2013.

▪	Increased total deposits by $29.9 million to $3.94 billion at December 31, 2013, compared to $3.91 billion at September 30, 2013.

▪	Recorded a provision for loan and lease losses of $0.8 million, compared to a credit to the provision for loan and lease losses of $3.2 million recorded in the third quarter of 2013.

▪	Reduced nonperforming assets by $12.2 million to $46.8 million at December 31, 2013 from $59.0 million at September 30, 2013.

▪
The ALLL, as a percentage of total loans and leases, decreased to 3.27% at December 31, 2013, compared to 3.43% at September 30, 2013.  The Company’s ALLL, as a percentage of nonperforming assets, increased to 183.80% at December 31, 2013 from 144.33% at September 30, 2013 and the Company’s ALLL, as a percentage of nonaccrual loans, increased to 206.62% at December 31, 2013 from 159.94% at September 30, 2013.

▪
Maintained a strong capital position with Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios of 20.25%, 21.52%, and 13.64%, respectively, as of December 31, 2013, compared to 21.30%, 22.58%, and 13.96%, respectively, as of September 30, 2013.  The Company’s capital ratios continue to be well in excess of the minimum levels required for a “well-capitalized” regulatory designation.

Earnings Highlights
Net interest income for the fourth quarter of 2013 was $35.5 million, compared to $29.4 million in the year-ago quarter and $33.8 million in the third quarter of 2013.  Net interest margin was 3.29%, compared to 3.00% in the year-ago quarter and 3.19% in the third quarter of 2013. The sequential quarter increase in net interest income and net interest margin was primarily due to an overall increase in the Company’s interest earning assets, including a net increase of $114.1 million in its average loan portfolio, partially offset by a net decrease of $36.8 million in its average investment securities portfolio and an increase in the taxable equivalent yield on the investment securities portfolio to 2.43% in the fourth quarter of 2013, compared to 2.18% in the third quarter of 2013.

The provision for loan and lease losses for the fourth quarter of 2013 was $0.8 million, compared to a credit to the provision for loan and lease losses of $2.3 million in the year-ago quarter and a credit of $3.2 million in the third quarter of 2013.

Other operating income for the fourth quarter of 2013 totaled $12.2 million, compared to $16.9 million in the year-ago quarter and $11.9 million in the third quarter of 2013. The decrease from the year-ago quarter was primarily due to lower net gains on sales of residential mortgage loans of $4.5 million and lower gains on sales of foreclosed assets of $3.8 million, partially offset by lower unrealized losses on loans held for sale and interest rate locks of $1.4 million, a gain on the extinguishment of trust preferred debt of $1.0 million, and higher investment securities gains of $0.5 million. The sequential quarter increase was primarily due to a gain on the extinguishment of trust preferred debt of $1.0 million and higher investment securities gains of $0.5 million, partially offset by lower unrealized gains on loans held for sale and interest rate locks of $1.2 million.

Other operating expense for the fourth quarter of 2013 totaled $35.3 million, compared to $36.1 million in the year-ago quarter and $36.5 million in the third quarter of 2013.  The decrease from the year-ago quarter was primarily due to lower legal and professional services of $1.5 million, and lower amortization of intangible assets of $1.3 million, partially offset by higher salaries and employee benefits of $2.5 million. The sequential quarter decrease was primarily attributable to a premium paid on the repurchase of preferred stock of two subsidiaries in the third quarter of 2013 of $1.9 million and lower legal and professional services of $0.5 million, partially offset by higher salaries and employee benefits of $1.2 million. Salaries and employee benefits in the current quarter included severance, early retirement and retention benefits, which were related to our previously announced efficiency initiative that included a voluntary early retirement program and a reduction of select positions totaling $1.8 million, compared to $1.3 million in the previous quarter. There will be additional expenses related to this initiative in 2014 as some employees must render service through 2014 as a condition to receiving their benefits.

The efficiency ratio for the fourth quarter of 2013 was 72.50% (excluding amortization expense related to certain intangible assets totaling $0.7 million, gains on sales of investment securities of $0.5 million, net gains on sales of foreclosed assets of $0.1 million, and foreclosed asset expense of $43,000), compared to 81.70% in the year-ago quarter (excluding net gains on sales of foreclosed assets of $3.8 million,  amortization expense related to certain intangible assets totaling $0.7 million, and foreclosed asset expense of $0.4 million) and 78.02% in the third quarter of 2013 (excluding amortization expense related to certain intangible assets totaling $0.7 million, net gains on sales of foreclosed assets of $0.3 million, and foreclosed asset income of $12,000).

In the fourth quarter of 2013, the Company recorded income tax expense of $2.6 million, compared to income tax expense of $2.2 million in the third quarter of 2013. As of December 31, 2013, the Company’s net deferred tax assets totaled $138.1 million.

Balance Sheet Highlights
Total assets at December 31, 2013 of $4.74 billion increased by $369.6 million from December 31, 2012, and decreased by $4.6 million from September 30, 2013.

Total loans and leases at December 31, 2013 of $2.63 billion increased by $426.7 million and $146.3 million from December 31, 2012 and September 30, 2013, respectively.  The increase in total loans and leases from the third quarter of 2013 was due to an increase in the consumer, residential mortgage, commercial, and construction and development loan portfolios of $85.1 million, $42.3 million, $30.5 million, and $2.4 million, respectively, offset by a decrease in the commercial mortgage loan and leases portfolios of $13.7 million and $0.3 million, respectively.

Total deposits at December 31, 2013 were $3.94 billion, and increased by $255.4 million and $29.9 million from December 31, 2012 and September 30, 2013, respectively.  Core deposits, which include demand deposits, savings and money market deposits, and time deposits less than $100,000, totaled $3.09 billion at December 31, 2013.  This represents an increase of $86.6 million from a year ago and a decrease of $11.0 million from September 30, 2013.  Changes in total deposits during the quarter included an increase in time deposits and noninterest-bearing demand deposits of $33.4 million and $12.8 million, respectively, offset by a decrease in interest-bearing demand deposits and savings and money market deposits of $10.8 million and $5.5 million, respectively.

Total shareholders’ equity was $658.8 million at December 31, 2013, compared to $504.8 million and $653.5 million at December 31, 2012 and September 30, 2013, respectively.

Asset Quality
Nonperforming assets at December 31, 2013 totaled $46.8 million, or 0.99% of total assets, compared to $59.0 million, or 1.24% of total assets at September 30, 2013.  The sequential-quarter change reflects net decreases in U.S. Mainland construction and development assets of $12.0 million, Hawaii residential mortgage assets of $0.8 million, Hawaii construction and development assets of $0.5 million, and U.S. Mainland commercial mortgage assets of $0.1 million, partially offset by a net increase in Hawaii commercial mortgage assets of $1.4 million.

Loans delinquent for 90 days or more still accruing interest totaled $15,000 at December 31, 2013, compared to $37,000 at September 30, 2013.  In addition, loans delinquent for 30 days or more still accruing interest totaled $7.2 million at December 31, 2013, compared to $3.7 million at September 30, 2013.

Net charge-offs in the fourth quarter of 2013 totaled $0.1 million, compared to net recoveries of $1.8 million in the fourth quarter of 2012, and net recoveries of $1.3 million in the third quarter of 2013.

The ALLL, as a percentage of total loans and leases, was 3.27% at December 31, 2013, compared to 3.43% at September 30, 2013.  The ALLL, as a percentage of nonperforming assets, was 183.80% at December 31, 2013, compared to 144.33% at September 30, 2013.  The ALLL, as a percentage of nonaccrual loans, was 206.62% at December 31, 2013, compared to 159.94% at September 30, 2013.

Capital Levels
At December 31, 2013, the Company’s Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios were 20.25%, 21.52%, and 13.64%, respectively, compared to 21.30%, 22.58%, and 13.96%, respectively, at September 30, 2013.  The Company’s capital ratios continue to exceed the levels required to be considered a “well-capitalized” institution for regulatory purposes.

Non-GAAP Financial Measures
This press release contains certain references to financial measures that have been adjusted to exclude certain expenses and other specified items.  These financial measures differ from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in that they exclude unusual or non-recurring charges, losses, credits or gains.  This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure.    Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company’s core business results by investors.  These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

Conference Call
The Company’s management will host a conference call today at 1:00 p.m. Eastern Time (8:00 a.m. Hawaii Time) to discuss the quarterly results.  Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company's website at http://investor.centralpacificbank.com.  Alternatively, investors may participate in the live call by dialing 1-888-317-6016.  A playback of the call will be available through February 28, 2014 by dialing 1-877-344-7529 (passcode: 10039122) and on the Company's website.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with approximately $4.7 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 35 branches and 112 ATMs in the state of Hawaii, as of December 31, 2013.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

 **********

Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, plans and objectives of management for future operations, future economic performance, or any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “hopes,” “should,” “estimates,” or words of similar meaning.  While the Company believes that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to:  the effect of, and our failure to comply with any regulatory orders we are or may become subject to; our ability to continue making progress on our recovery plan; oversupply of inventory and adverse conditions in the Hawaii and California real estate markets and any weakness in the construction industry;  adverse changes in the financial performance and/or condition of our borrowers and, as a result, increased loan delinquency rates,  deterioration in asset quality and further losses in our loan portfolio; the impact of local, national, and international economies and events (including political events, acts of war or terrorism, natural disasters such as wildfires, tsunamis and earthquakes) on the Company’s business and operations and on tourism, the military and other major industries operating within the Hawaii market and any other markets in which the Company does business; deterioration or malaise in economic conditions, including destabilizing factors in the financial industry and deterioration of the real estate market, as well as the impact from any declining levels of consumer and business confidence in the state of the economy in general and in financial institutions in particular;  the impact of regulatory action on the Company and Central Pacific Bank and legislation affecting the banking industry; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, other regulatory reform, and any related rules and regulations on our business operations and competitiveness; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews;  the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, securities market and monetary fluctuations;  negative trends in our market capitalization and adverse changes in the price of the Company’s common shares; changes in consumer spending, borrowings and savings habits; technological changes; changes in the competitive environment among financial holding companies and other financial service providers; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; our ability to attract and retain skilled executives and employees; changes in our organization, compensation and benefit plans; and our success at managing the risks involved in the foregoing items. For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the last fiscal year and, in particular, the discussion of “Risk Factors” set forth therein. The Company does not update any of its forward-looking statements except as required by law.

#####

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - December 31, 2013
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per share data)	2013	2012	2013	2012

INCOME STATEMENT
Net income	$9,026	$12,410	$170,806	$47,421
Per common share data:
Basic earnings per share	0.21	0.30	4.07	1.14
Diluted earnings per share	0.21	0.29	4.04	1.13
Cash dividends declared	0.08	-	0.16	-

PERFORMANCE RATIOS
Return on average assets (1)	0.76%	1.16%	3.70%	1.13%
Return on average shareholders' equity (1)	5.45	9.81	27.49	9.81
Net income to average tangible shareholders' equity (1)	5.57	10.13	28.14	10.17
Efficiency ratio (2)	72.50	81.70	74.97	78.89
Net interest margin (1)	3.29	3.00	3.19	3.10

			December 31,
REGULATORY CAPITAL RATIOS			2013	2012
Central Pacific Financial Corp.
Tier 1 risk-based capital			20.25%	22.54%
Total risk-based capital			21.52	23.83
Leverage capital			13.64	14.32

Central Pacific Bank
Tier 1 risk-based capital			19.58%	21.47%
Total risk-based capital			20.85	22.75
Leverage capital			13.18	13.65

			December 31,		%
			2013	2012	Change
BALANCE SHEET
Total assets			$4,739,929	$4,370,368	8.5%
Loans and leases			2,630,601	2,203,944	19.4
Net loans and leases			2,544,671	2,107,531	20.7
Deposits			3,936,173	3,680,772	6.9
Total shareholders' equity			658,844	504,822	30.5
Book value per common share			15.64	12.06	29.7
Tangible book value per common share			15.34	11.69	31.2
Market value per common share			20.08	15.59	28.8
Tangible common equity ratio (3)			13.67%	11.24%	21.6

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - December 31, 2013
(Unaudited)

(in thousands, except per share data)	Three Months Ended				Year Ended
	December 31,			%	December 31,		%
	2013	2012		Change	2013	2012	Change
SELECTED AVERAGE BALANCES
Total assets	$4,746,897	$4,293,042		10.6%	$4,610,822	$4,207,655	9.6%
Interest-earning assets	4,368,386	3,983,983		9.6	4,235,052	3,898,677	8.6
Loans and leases, including loans held for sale	2,553,574	2,172,818		17.5	2,394,955	2,130,758	12.4
Other real estate	5,166	28,692		(82.0)	7,767	46,913	(83.4)
Deposits	3,928,031	3,596,155		9.2	3,804,662	3,532,318	7.7
Interest-bearing liabilities	3,152,826	2,879,056		9.5	3,061,652	2,868,352	6.7
Total shareholders' equity	662,106	505,805		30.9	621,282	483,435	28.5

					December 31,		%
					2013	2012	Change
NONPERFORMING ASSETS
Nonaccrual loans (including loans held for sale)					$41,588	$79,332	(47.6	) %
Other real estate					5,163	10,686	(51.7)
Total nonperforming assets					46,751	90,018	(48.1)
Loans delinquent for 90 days or more (still accruing interest)					15	503	(97.0)
Restructured loans (still accruing interest)					23,273	31,760	(26.7)
Total nonperforming assets, loans delinquent for 90 days or more (still
accruing interest) and restructured loans (still accruing interest)					$70,039	$122,281	(42.7)

	Three Months Ended				Year Ended
	December 31,			%	December 31,		%
	2013	2012		Change	2013	2012	Change
Loan charge-offs	$4,503	$4,098		9.9%	$12,616	$17,429	(27.6	) %
Recoveries	4,428	5,866		(24.5)	11,333	10,634	6.6
Net loan charge-offs (recoveries)	$75	$(1,768)		(104.2)	$1,283	$6,795	(81.1)
Net loan charge-offs (recoveries) to average loans (1)	0.01%	(0.33	) %		0.05%	0.32%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - December 31, 2013
(Unaudited)

	December 31,
	2013	2012
ASSET QUALITY RATIOS
Nonaccrual loans (including loans held for sale) to total loans and leases and loans held for sale	1.57%	3.54%
Nonperforming assets to total assets	0.99	2.06
Nonperforming assets, loans delinquent for 90 days or more (still accruing interest) and restructured
loans (still accruing interest) to total loans and leases, loans held for sale & other real estate	2.64	5.43
Allowance for loan and lease losses to total loans and leases	3.27	4.37
Allowance for loan and lease losses to nonaccrual loans (including loans held for sale)	206.62	121.53
Allowance for loan and lease losses to nonperforming assets	183.80	107.10

(1) Annualized

(2)
The efficiency ratio is a non-GAAP financial measure which should be read and used in conjunction with the Company's GAAP financial information. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. Our efficiency ratio is derived by dividing other operating expense (excluding amortization, impairment and write-down of intangible assets, goodwill, loans held for sale and foreclosed assets, loss on early extinguishment of debt, loss on investment transaction and loss on sale of commercial real estate loans) by net operating revenue (net interest income on a taxable equivalent basis plus other operating income before securities transactions and gains on sale of foreclosed assets). See Reconciliation of Non-GAAP Financial Measures.

(3)
The tangible common equity ratio is a non-GAAP financial measure which should be read and used in conjunction with the Company's GAAP financial information. Comparison of our tangible common equity ratio with those of other companies may not be possible because other companies may calculate the tangible common equity ratio differently. Our tangible common equity ratio is derived by dividing common shareholders' equity, less intangible assets (excluding mortgage servicing rights (MSRs)) by total assets, less intangible assets (excluding MSRs).

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended
(Dollars in thousands, except per share data)	December 31, 2013	September 30, 2013	December 31, 2012

Efficiency Ratio
Total other operating expenses	$35,271	$36,512	$36,066
Less:
Amortization of other intangible assets	668	669	669
Foreclosed asset expense	43	(12)	364
Write down of assets	-	-	-
Adjusted other operating expenses	$34,560	$35,855	$35,033

Net interest income (tax equivalent)	$36,031	$34,305	$29,910
Total other operating income	12,173	11,930	16,803
Less:
Net gains on sales of foreclosed assets	56	276	3,834
Net gains on sales of investment securities	482	-	-
Adjusted other operating income	$47,666	$45,959	$42,879

Efficiency ratio	72.50%	78.02%	81.70%

Tangible Common Equity Ratio	December 31, 2013	December 31, 2012
Total shareholders' equity	$658,844	$504,822
Less: Other intangible assets	(12,704)	(15,378)
Tangible common equity	646,140	489,444

Total assets	4,739,929	4,370,368
Less: Other intangible assets	(12,704)	(15,378)
Tangible assets	4,727,225	4,354,990

Tangible common equity / Tangible assets	13.67%	11.24%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share data)	December 31,	September 30,	December 31,
	2013	2013	2012
ASSETS
Cash and due from banks	$45,092	$59,400	$56,473
Interest-bearing deposits in other banks	4,256	37,499	120,902
Investment securities:
Available for sale	1,407,999	1,501,948	1,536,745
Held to maturity (fair value of $238,705 at December 31, 2013,
$245,519 at September 30, 2013 and $162,528 at December 31, 2012)	252,047	255,663	161,848
Total investment securities	1,660,046	1,757,611	1,698,593

Loans held for sale	12,370	12,437	38,283
Loans and leases	2,630,601	2,484,318	2,203,944
Less allowance for loan and lease losses	85,930	85,228	96,413
Net loans and leases	2,544,671	2,399,090	2,107,531

Premises and equipment, net	49,039	48,151	48,759
Accrued interest receivable	14,072	13,765	13,896
Investment in unconsolidated subsidiaries	9,127	18,558	10,975
Other real estate	5,163	5,761	10,686
Mortgage servicing rights	20,079	20,249	22,121
Other intangible assets	12,704	13,372	15,378
Bank-owned life insurance	149,604	148,903	147,411
Federal Home Loan Bank stock	46,193	46,626	47,928
Other assets	167,513	163,061	31,432
Total assets	$4,739,929	$4,744,483	$4,370,368

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing demand	$891,017	$878,262	$843,292
Interest-bearing demand	728,619	739,421	672,838
Savings and money market	1,207,016	1,212,488	1,186,011
Time	1,109,521	1,076,093	978,631
Total deposits	3,936,173	3,906,264	3,680,772

Short-term borrowings	8,015	28,000	-
Long-term debt	92,799	108,268	108,281
Other liabilities	44,037	48,415	66,536
Total liabilities	4,081,024	4,090,947	3,855,589

Equity:
Preferred stock, no par value, authorized 1,100,000 shares; issued and outstanding
none at December 31, 2013, September 30, 2013, and December 31, 2012	-	-	-
Common stock, no par value, authorized 185,000,000 shares; issued and outstanding
42,112,633 shares at December 31, 2013, 42,091,180 shares at September 30, 2013,
and 41,867,046 shares at December 31, 2012	784,547	784,473	784,512
Surplus	75,498	73,735	70,567
Accumulated deficit	(185,356)	(191,014)	(349,427)
Accumulated other comprehensive income (loss)	(15,845)	(13,718)	(830)
Total shareholders' equity	658,844	653,476	504,822
Non-controlling interest	61	60	9,957
Total equity	658,905	653,536	514,779
Total liabilities and equity	$4,739,929	$4,744,483	$4,370,368

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(In thousands, except per share data)	2013	2013	2012	2013	2012

Interest income:
Interest and fees on loans and leases	$27,117	$26,414	$23,387	$104,479	$97,029
Interest and dividends on investment securities:
Taxable interest	8,980	8,114	6,959	31,498	28,803
Tax-exempt interest	992	992	965	4,051	2,312
Dividends	7	5	5	23	16
Interest on deposits in other banks	25	21	73	203	285
Dividends on Federal Home Loan Bank stock	12	12	-	24	-
Total interest income	37,133	35,558	31,389	140,278	128,445

Interest expense:
Interest on deposits:
Demand	90	91	81	349	339
Savings and money market	231	227	223	894	1,006
Time	651	671	784	2,801	3,688
Interest on short-term borrowings	3	3	-	6	-
Interest on long-term debt	662	795	911	3,119	3,701
Total interest expense	1,637	1,787	1,999	7,169	8,734

Net interest income	35,496	33,771	29,390	133,109	119,711
Provision (credit) for loan and lease losses	777	(3,189)	(2,283)	(9,200)	(18,885)
Net interest income after provision for loan and lease losses	34,719	36,960	31,673	142,309	138,596

Other operating income:
Service charges on deposit accounts	2,091	1,776	1,648	7,041	8,367
Other service charges and fees	4,643	4,931	4,454	18,547	17,569
Income from fiduciary activities	748	724	669	2,855	2,599
Equity in earnings of unconsolidated subsidiaries	57	513	188	790	574
Fees on foreign exchange	160	149	104	508	551
Investment securities gains	482	-	-	482	789
Income from bank-owned life insurance	841	611	625	2,333	2,899
Loan placement fees	162	81	143	570	690
Net gains on sales of residential loans	1,494	1,476	6,011	9,986	17,095
Net gains on sales of foreclosed assets	56	276	3,890	8,584	4,999
Other	1,439	1,393	(873)	3,249	4,611
Total other operating income	12,173	11,930	16,859	54,945	60,743

Other operating expense:
Salaries and employee benefits	20,350	19,167	17,833	76,294	69,344
Net occupancy	3,672	3,802	3,761	14,323	13,920
Equipment	888	952	958	3,676	3,966
Amortization of other intangible assets	1,424	1,637	2,689	7,418	10,179
Communication expense	796	907	886	3,523	3,428
Legal and professional services	1,684	2,155	3,189	8,094	13,824
Computer software expense	1,397	1,056	1,109	4,579	3,961
Advertising expense	525	601	884	2,666	3,516
Foreclosed asset expense	43	(12)	420	1,036	6,887
Write down of assets	-	-	-	-	2,586
Other	4,492	6,247	4,393	17,927	20,307
Total other operating expense	35,271	36,512	36,122	139,536	151,918

Income before income taxes	11,621	12,378	12,410	57,718	47,421
Income tax expense (benefit)	2,595	2,174	-	(113,088)	-
Net income	$9,026	$10,204	$12,410	$170,806	$47,421

Per common share data:
Basic earnings per share	$0.21	$0.24	$0.30	$4.07	$1.14
Diluted earnings per share	0.21	0.24	0.29	4.04	1.13
Cash dividends declared	0.08	0.08	-	0.16	-

Basic weighted average shares outstanding	42,040	42,028	41,766	41,961	41,720
Diluted weighted average shares outstanding	42,536	42,421	42,183	42,317	42,084

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended			Three Months Ended			Year Ended			Year Ended
(Dollars in thousands)	December 31, 2013			December 31, 2012			December 31, 2013			December 31, 2012
	Average	Average		Average	Average		Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest

Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$39,316	0.25%	$25	$115,841	0.25%	$73	$81,249	0.25%	$203	$114,438	0.25%	$285
Taxable investment securities, excluding
valuation allowance	1,551,844	2.32	8,987	1,489,529	1.87	6,964	1,534,136	2.05	31,521	1,521,164	1.89	28,819
Tax-exempt investment securities,
excluding valuation allowance	177,135	3.44	1,526	157,536	3.77	1,485	177,510	3.51	6,232	83,663	4.25	3,557
Loans and leases, including loans held for sale	2,553,574	4.23	27,117	2,172,818	4.29	23,387	2,394,955	4.36	104,479	2,130,758	4.55	97,029
Federal Home Loan Bank stock	46,517	0.10	12	48,259	-	-	47,202	0.05	24	48,654	-	-
Total interest earning assets	4,368,386	3.44	37,667	3,983,983	3.20	31,909	4,235,052	3.36	142,459	3,898,677	3.33	129,690
Nonearning assets	378,511			309,059			375,770			308,978
Total assets	$4,746,897			$4,293,042			$4,610,822			$4,207,655

Liabilities & Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$726,449	0.05%	$90	$648,630	0.05%	$81	$708,658	0.05%	$349	$615,960	0.05%	$339
Savings and money market deposits	1,218,088	0.08	231	1,178,745	0.08	223	1,191,919	0.07	894	1,163,963	0.09	1,006
Time deposits under $100,000	272,051	0.42	285	308,619	0.52	405	285,042	0.46	1,301	326,288	0.59	1,937
Time deposits $100,000 and over	839,198	0.17	366	634,748	0.24	379	769,672	0.19	1,500	652,339	0.27	1,751
Short-term borrowings	4,239	0.32	3	32	0.63	-	1,988	0.32	6	11	0.67	-
Long-term debt	92,801	2.83	662	108,282	3.34	911	104,373	2.99	3,119	109,791	3.37	3,701
Total interest-bearing liabilities	3,152,826	0.21	1,637	2,879,056	0.28	1,999	3,061,652	0.23	7,169	2,868,352	0.30	8,734
Noninterest-bearing deposits	872,245			825,413			849,371			773,768
Other liabilities	59,659			72,807			73,040			72,131
Total liabilities	4,084,730			3,777,276			3,984,063			3,714,251
Shareholders' equity	662,106			505,805			621,282			483,435
Non-controlling interest	61			9,961			5,477			9,969
Total equity	662,167			515,766			626,759			493,404
Total liabilities & equity	$4,746,897			$4,293,042			$4,610,822			$4,207,655

Net interest income			$36,030			$29,910			$135,290			$120,956

Net interest margin		3.29%			3.00%			3.19%			3.10%